UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 27, 2010
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On August 27, 2010, Steven Madden, Ltd., through a wholly-owned subsidiary created for the purpose of the transaction (the “Company”), purchased from various members of a loan syndicate named below (collectively, the “Lenders”), their respective participations in a term loan in the aggregate outstanding principal amount of $48,750,000 (the “Loan”) made to Betsey Johnson LLC, as borrower (the “Borrower”). The Purchase and Sale Agreements entered into between the Company and each of the Lenders are based on The Loan Syndications and Trading Association, Inc. standard forms and contain virtually identical terms other than, in pertinent part, the selling party information, the applicable participation amount in the Loan and the purchase price paid in each case. The Loan was originally made to the Borrower pursuant to a Loan and Security Agreement, dated as of August 20, 2007, as subsequently amended (the “Loan Agreement”), by and among the Borrower, the Lenders and Paradox Syndication LLC, as administrative agent for the Lenders, and provided for a maximum term loan amount of $50 million. The Lenders, who constitute all of the current Lenders under the Loan Agreement, and who sold their respective participations in the Loan to the Company in the transaction are 72 Domestic Credit L.P., 72 Offshore Credit Ltd., Babson Capital Australia PTY Limited, as trustee for BCA Mezzanine Debt Trust, Bridge CDO, LLC, Paradox Lending LLC and Roynat Business Capital Inc. The aggregate purchase price payable to the Lenders for their participations in the Loan was approximately $27.6. The Loan is currently in default. In connection with the transaction, the Loan Agreement and the term notes evidencing the indebtedness to each of the Lenders and the various security agreements, guaranties, pledge agreements and financing statements relating to the Loan, among other documents, were assigned to the Company. Also in connection with the transaction, Paradox Syndication LLC, the administrative agent for the Loan, was removed and a wholly-owned subsidiary of the Company was appointed successor administrative agent under the Loan Agreement.

The Loan Agreement contemplates repayment of principal, subject to acceleration or termination in accordance with the terms thereof, in quarterly installments of varying amounts over the course of the loan with a final installment on August 20, 2012. The Loan bears interest at a rate per annum from time to time equal to the greater of (i) the LIBOR rate plus 5% and (ii) 10% per annum. The Loan is secured by, among other things, a continuing security interest in, lien and mortgage in and to, right of setoff against and collateral assignment of all of the Borrower’s collateral including the Borrower’s personal property, accounts, deposit accounts and cash, equipment, fixtures, general intangibles, goods, inventory and intellectual property as well as the pledges of membership interests of each of Betsey Johnson and Chantal Bacon. In addition to repayment obligations, the Loan Agreement requires compliance by the Borrower with certain affirmative and negative covenants including, without limitation, compliance with specified financial covenants the failure with which to comply in many instances constitutes an event of default under the Loan Agreement allowing, subject to the Borrower’s applicable cure rights, the Company (as successor to the Lenders) to declare all obligations immediately due and payable, charging the Borrower the default rate on the outstanding obligations and, to the extent permitted by applicable law, allowing certain foreclosure and related actions with respect to the security interests in the collateral.

The Borrower is the Company’s licensor providing the right to use the Betsey Johnson® and Betseyville® trademarks in connection with the sale and marketing of handbags, small leather goods, belts and umbrellas.

The Company has commenced discussions with the Borrower regarding the resolution of the debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2010

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer